License Agreement	Empowered – Alpha Architect

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement” or “Sublicense”) dated as of October14, 2019, is by and between Empowered Funds, LLC (“Empowered”) and Alpha Architect ETF Trust (the “Trust”) (each a “Party” and collectively the “Parties”).

RECITALS:

WHEREAS Empowered has entered into a License Agreement dated as of October 14, 2019 (the “License Agreement”) with Merlyn.AI Corporation (“MAI”) regarding Empowered’s use of certain MAI indices and trademarks associated therewith in connection with the development, issuance, management, marketing, and promotion of certain exchange traded funds in the United States, including, as relevant to this Agreement, the MAI Bull-Rider Bear-Fighter Fund and the MAI Tactical Growth and Income Fund (each a “Fund”, collectively, the “Funds”);

WHEREAS, Empowered has been engaged by the Trust to provide certain investment management services for the Funds (the “Services”);

WHEREAS, the Trust promotes and/or offers the Funds and will require a sublicense in connection with promoting or offering the Funds;

WHEREAS, the License Agreement provides Empowered the right to sublicense its rights in the Merlyn indices (as identified on Exhibit A) (the “Licensed Indices”) and the corresponding Merlyn Index names (as identified Exhibit A) (the “Licensed Marks”) to the Trust;

WHEREAS, the License Agreement provides Empowered the right to sublicense its rights to the Licensed Marks to the Trust’s Board of Trustees and the Trust’s third-party service providers;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

A. Subject to the limitations of the License Agreement and confidentiality provisions therein, Empowered hereby grants the Trust a royalty-free sublicense, to the fullest extent, to the Licensed Indices and the Licensed Marks throughout the United States, and subject to said limitations and confidentiality provisions, and the Trust accepts such sublicense. Subject to the limitations of the License Agreement and confidentiality provisions therein, Empowered hereby grants the Trustees and the Trust’s services providers a royalty-free sublicense, to the fullest extent, to the Licensed Marks throughout the United States. The Trust acknowledges having received a true copy of the executed License Agreement, which shall remain confidential.

B. Each such sublicense shall continue for the term of the License Agreement unless terminated earlier by termination or expiration of the investment advisory agreement with respect to a Fund under which Empowered provides the Services with respect to that Fund, as it may be amended from time to time (the “Advisory Agreement”).

C. Empowered represents and warrants to the Trust that Empowered has the authority to grant each sublicense, which shall to, to the limited extent noted above, extend to the Trust’s Trustees and service providers to the extent reasonably necessary, but which is not assignable to any party.

D. For the sake of brevity and the convenience of the Parties, the indemnification, limitations of liability, governing law, dispute resolution, remedies, waiver, and notice provisions set forth in the Advisory Agreement shall be deemed to be duplicated into this Agreement and shall be considered valid and effective terms of this Agreement. For the sake of clarity, this Sublicense is not an amendment to, does not form a part of, is not contingent on, does not alter to any extent, and shall not be read into the Advisory Agreement.

License Agreement	Empowered – Alpha Architect

E. Except as expressly provided herein, this Sublicense is the complete statement of the Parties’ agreement with respect to the sublicense granted herein, and supersedes any previous or contemporaneous written and oral communication about its subject.

F. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same document.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

Empowered Funds, LLC		Alpha Architect ETF Trust

By:		By:
Name:	John R. Vogel	Name:	Wesley R. Gray
Position:	Chief Financial Officer	Position:	Interested Trustee

License Agreement	Empowered – Alpha Architect

Exhibit A

(Licensed Indices and Marks)

Licensed Indices

No.:	Name of Licensed Index	Index calculation start date
1.	MAI Bull-Rider Bear-Fighter Index	August 26, 2019
2.	MAI Tactical Growth and Income Index	August 26, 2019

Licensed Marks

No.:	Trademark	Trademark owner	Registration or Serial No.	Licensed?
1.	Merlyn®	SumGrowth Strategies, LLC	5798147	Y
2.	Temporal Portfolio Theory®	SumGrowth Strategies, LLC	5280040	Y
3.	Merlyn.AI®	SumGrowth Strategies, LLC	88264304	Y
4.	StormGuard™	SumGrowth Strategies, LLC	n/a	Y
5.	StormGuard-Armor™	SumGrowth Strategies, LLC	n/a	Y
6.	Bull-Rider Bear-Fighter™	SumGrowth Strategies, LLC	n/a	Y
7	Tactical Growth and IncomeTM	SumGrowth Strategies, LLC	n/a	Y